================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  -------------

                                 SCHEDULE 13D/A
             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13D-1(A) AND AMENDMENTS THERETO FILED PURSUANT TO
                                   RULE 13D-2

                               (AMENDMENT NO. 11)

                                 PROLOGIS TRUST

                                (NAME OF ISSUER)

              COMMON SHARES OF BENEFICIAL INTEREST, $.01 PAR VALUE
    ------------------------------------------------------------------------
                              (Title of Class of Securities)


                                   743410 10 2
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                           JEFFREY A. KLOPF, SECRETARY
                       SECURITY CAPITAL GROUP INCORPORATED
                               125 LINCOLN AVENUE
                           SANTA FE, NEW MEXICO 87501
                                 (505) 982-9292
         --------------------------------------------------------------
                      (Name, Address and Telephone Number of Person
                    Authorized to Receive Notices and Communications)


                                    SEPTEMBER 10, 2001
------------------------------------------------------------------------------
                 (Date of Event Which Requires Filing of This Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box: |_|.

                              (Continued on following pages)

                                   (Page 1 of 10 Pages)
================================================================================

                                       SCHEDULE 13D
-----------------------------                          -------------------------

   CUSIP NO. 861907 10 3                                     Page 2 of 10
-----------------------------                          -------------------------



--------------------------------------------------------------------------------
  1.  NAMES OF REPORTING PERSONS
               Security Capital Group Incorporated
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
               36-3692698
--------------------------------------------------------------------------------
  2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) |_|
                                                                       (b) |_|
--------------------------------------------------------------------------------
  3.  SEC USE ONLY                                                         |_|
--------------------------------------------------------------------------------
  4.  SOURCE OF FUNDS

      OO
--------------------------------------------------------------------------------
  5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) OR 2(e)                                                |_|
--------------------------------------------------------------------------------
  6.   CITIZENSHIP OR PLACE OF ORGANIZATION

      Maryland
--------------------------------------------------------------------------------
   NUMBER OF      7.  SOLE VOTING POWER
     SHARES
  BENEFICIALLY         49,903,814
 OWNED BY EACH
   REPORTING
  PERSON WITH
                 ---------------------------------------------------------------
                  8.  SHARED VOTING POWER

                            -0-
                 ---------------------------------------------------------------
                  9.  SOLE DISPOSITIVE POWER
                       49,903,814
                 ---------------------------------------------------------------
                  10  SHARED DISPOSITIVE POWER

                            -0-
--------------------------------------------------------------------------------
 11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      49,903,814

--------------------------------------------------------------------------------

 12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES
                                                                           |_|
--------------------------------------------------------------------------------

 13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      28.6%

--------------------------------------------------------------------------------
 14.  TYPE OF REPORTING PERSON REPORTING

      CO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
-----------------------------                          -------------------------

   CUSIP NO. 861907 10 3                                     Page 3 of 10
-----------------------------                          -------------------------



--------------------------------------------------------------------------------
  1.  NAMES OF REPORTING PERSONS
               SC Capital Incorporated
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
               74-2985638
--------------------------------------------------------------------------------
  2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) |_|
                                                                       (b) |_|
--------------------------------------------------------------------------------
  3.  SEC USE ONLY                                                         |_|
--------------------------------------------------------------------------------
  4.  SOURCE OF FUNDS

      BK, OO
--------------------------------------------------------------------------------
  5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) OR 2(e)                                                |_|
--------------------------------------------------------------------------------
  6.  CITIZENSHIP OR PLACE OF ORGANIZATION

      Nevada
--------------------------------------------------------------------------------
   NUMBER OF      7.  SOLE VOTING POWER
     SHARES
  BENEFICIALLY         49,903,814
 OWNED BY EACH
   REPORTING
  PERSON WITH
                 ---------------------------------------------------------------
                  8.  SHARED VOTING POWER

                            -0-
                 ---------------------------------------------------------------
                  9.  SOLE DISPOSITIVE POWER
                       49,903,814
                 ---------------------------------------------------------------
                  10. SHARED DISPOSITIVE POWER

                            -0-
--------------------------------------------------------------------------------
 11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      49,903,814

--------------------------------------------------------------------------------

 12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES
                                                                           |_|
--------------------------------------------------------------------------------

 13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      28.6%

--------------------------------------------------------------------------------
 14.  TYPE OF REPORTING PERSON REPORTING

      CO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
-----------------------------                          -------------------------

   CUSIP NO. 861907 10 3                                     Page 4 of 10
-----------------------------                          -------------------------



--------------------------------------------------------------------------------
  1.  NAMES OF REPORTING PERSONS
               SC Realty Incorporated
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
               88-0330184
--------------------------------------------------------------------------------
  2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) |_|
                                                                       (b) |_|
--------------------------------------------------------------------------------
  3.  SEC USE ONLY                                                         |_|
--------------------------------------------------------------------------------
  4.  SOURCE OF FUNDS

      BK, OO
--------------------------------------------------------------------------------
  5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) OR 2(e)                                                |_|
--------------------------------------------------------------------------------
  6.  CITIZENSHIP OR PLACE OF ORGANIZATION

      Nevada
--------------------------------------------------------------------------------
   NUMBER OF      7.  SOLE VOTING POWER
     SHARES
  BENEFICIALLY         49,903,814
 OWNED BY EACH
   REPORTING
  PERSON WITH
                 ---------------------------------------------------------------
                  8.  SHARED VOTING POWER

                            -O-
                 ---------------------------------------------------------------
                  9.  SOLE DISPOSITIVE POWER
                       49,903,814
                 ---------------------------------------------------------------
                  10. SHARED DISPOSITIVE POWER

                            -O-
--------------------------------------------------------------------------------
 11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      49,903,814

--------------------------------------------------------------------------------

 12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES
                                                                           |_|
--------------------------------------------------------------------------------

 13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      28.6%

--------------------------------------------------------------------------------
 14.  TYPE OF REPORTING PERSON REPORTING

      CO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
-----------------------------                          -------------------------

   CUSIP NO. 861907 10 3                                     Page 5 of 10
-----------------------------                          -------------------------



--------------------------------------------------------------------------------
  1.  NAMES OF REPORTING PERSONS
               Security Capital Operations Incorporated
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
               52-2146697
--------------------------------------------------------------------------------
  2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) |_|
                                                                       (b) |_|
--------------------------------------------------------------------------------
  3.  SEC USE ONLY                                                         |_|
--------------------------------------------------------------------------------
  4.  SOURCE OF FUNDS

      OO
--------------------------------------------------------------------------------
  5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) OR 2(e)                                                |_|
--------------------------------------------------------------------------------
  6.  CITIZENSHIP OR PLACE OF ORGANIZATION

      Maryland
--------------------------------------------------------------------------------
   NUMBER OF      7.  SOLE VOTING POWER
     SHARES
  BENEFICIALLY         49,903,814
 OWNED BY EACH
   REPORTING
  PERSON WITH
                 ---------------------------------------------------------------
                  8.  SHARED VOTING POWER

                            -O-
                 ---------------------------------------------------------------
                  9.  SOLE DISPOSITIVE POWER
                       49,903,814
                 ---------------------------------------------------------------
                  10. SHARED DISPOSITIVE POWER

                            -O-
--------------------------------------------------------------------------------
 11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      49,903,814

--------------------------------------------------------------------------------

 12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES
                                                                           |_|
--------------------------------------------------------------------------------

 13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      28.6%

--------------------------------------------------------------------------------
 14.  TYPE OF REPORTING PERSON REPORTING

      CO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
-----------------------------                          -------------------------

   CUSIP NO. 861907 10 3                                     Page 6 of 10
-----------------------------                          -------------------------



--------------------------------------------------------------------------------
  1.  NAMES OF REPORTING PERSONS
               West Mixed-Use Realty Investors Trusts
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
               74-2869170
--------------------------------------------------------------------------------
  2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) |_|
                                                                       (b) |_|
--------------------------------------------------------------------------------
  3.  SEC USE ONLY                                                         |_|
--------------------------------------------------------------------------------
  4.  SOURCE OF FUNDS

      BK, OO
--------------------------------------------------------------------------------
  5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) OR 2(e)                                                |_|
--------------------------------------------------------------------------------
  6.  CITIZENSHIP OR PLACE OF ORGANIZATION

      Maryland
--------------------------------------------------------------------------------
   NUMBER OF      7.  SOLE VOTING POWER
     SHARES
  BENEFICIALLY         49,903,814
 OWNED BY EACH
   REPORTING
  PERSON WITH
                 ---------------------------------------------------------------
                  8.  SHARED VOTING POWER

                            -O-
                 ---------------------------------------------------------------
                  9.  SOLE DISPOSITIVE POWER
                       49,903,814
                 ---------------------------------------------------------------
                  10. SHARED DISPOSITIVE POWER

                            -O-
--------------------------------------------------------------------------------
 11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      49,903,814

--------------------------------------------------------------------------------

 12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES
                                                                           |_|
--------------------------------------------------------------------------------

 13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      28.6%

--------------------------------------------------------------------------------
 14.  TYPE OF REPORTING PERSON REPORTING

      CO
--------------------------------------------------------------------------------

        This Amendment No. 11 (this "Amendment") is being filed to a
Schedule 13D filed by Security Capital Group Incorporated, formerly known as Security Capital Realty Incorporated, a Maryland corporation ("Group"), SC Capital Incorporated, a Nevada corporation and wholly owned subsidiary of Security Capital Group ("SC Capital"), SC Realty Incorporated, a Nevada corporation and wholly owned subsidiary of SC Capital ("SC-Realty"), Security Capital Operations Incorporated, a Maryland corporation and wholly owned subsidiary of SC-Realty ("Operations"), and West Mixed-Use Realty Investors Trust a Maryland real estate investment trust and subsidiary of Operations ("West"), and amends the Schedule 13D filed by Group, SECAP Realty Incorporated, a Delaware corporation ("SECAP"), Security Capital Group Incorporated, a Delaware corporation ("Old Group"), and William D. Sanders, an individual, on March 11, 1994, and amended on August 16, 1994, September 28, 1994, October 7, 1994, August 24, 1995, September 30, 1995, August 21, 1996, September 26, 1997,
April 30, 1997, October 8, 1997 and April 26, 1999 (as so amended, the "13D"). Capitalized terms used herein without definition shall have the meanings ascribed thereto in the 13D.

ITEM 4.  PURPOSE OF THE TRANSACTION

Item 4 is hereby amended to add the following:

            Group has publicly announced that its strategy is to own all or a high percentage of six real estate businesses that function as private operating divisions and to eliminate the discount to the underlying value of its assets. Group currently has ownership positions in 12 real estate businesses, including ProLogis. As part of its strategy, Group plans to reposition or sell its investment in several of these businesses and focus its capital in six private operating divisions. Group, in accordance with its business strategy, intends to actively consider a wide range of transactions with respect to each of its investments, including ProLogis, and may, from time to time, enter into discussions with ProLogis and/or third parties, concerning Group's holdings of Shares and possible future extraordinary transactions involving Group and ProLogis, which could involve any of the items enumerated in the Schedule 13D instructions to this Item 4. Group also reserves the right, based on all relevant factors, to change its investment intent with respect to ProLogis at any time in the future, and to acquire additional Shares in the open market or in privately negotiated transactions, to dispose of all or a portion of its holdings of Shares, or to change its intention with respect to any or all of the matters referred to in this Schedule 13D. In reaching any conclusion as to its future course of action, Group will take into consideration various factors, such as ProLogis' business and prospects, other developments concerning ProLogis, other business opportunities available to Group, developments with respect to the business of Group, and general economic and stock market conditions, including, but not limited to, the market price of the Shares and of Group's own common stock. There can be no assurance as to whether Group will take any action with respect to its ownership of Shares, or enter into any discussions with ProLogis or with any third parties with respect to the Shares or Prologis, whether such discussions will lead to any transaction that might be considered or agreed to by any third party, ProLogis or Group, the terms of any such transaction, or the timing or certainty of any such transaction. Moreover, any such action or discussions will be subject to and con-ducted in accordance with all applicable legal rules and contractual agreements to which Group is subject or which otherwise apply to the purchase or sale of Shares.

            ITEM 5.  INTERESTS IN SECURITIES OF THE ISSUER

            Item 5 is hereby amended to add the following:

            On May 3, 2001, SC Realty transferred all of its shares of Common Stock to West through a series of internal transfers. West is an indirect subsidiary of Security Capital.

                                        SIGNATURE

            After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.



                                         SECURITY CAPITAL GROUP INCORPORATED


                                         By:   /s/ Jeffrey A. Klopf
                                            -------------------------------
                                            Name:  Jeffrey A. Klopf
                                            Title: Senior Vice President and
                                                   Secretary

                                         SC CAPITAL INCORPORATED


                                         By:   /s/ Jeffrey A. Klopf
                                            -------------------------------
                                            Name:  Jeffrey A. Klopf
                                            Title: Secretary

                                         SC REALTY INCORPORATED


                                         By:   /s/ Jeffrey A. Klopf
                                            -------------------------------
                                            Name:  Jeffrey A. Klopf
                                            Title: Secretary


                                         SECURITY CAPITAL OPERATIONS
                                         INCORPORATED



                                         By:   /s/ Jeffrey A. Klopf
                                            -------------------------------
                                            Name:  Jeffrey A. Klopf
                                            Title: Secretary

                                         WEST MIXED-USE REALTY INVESTORS TRUST


                                         By:   /s/ Jeffrey A. Klopf
                                            -------------------------------
                                            Name:  Jeffrey A. Klopf
                                            Title: Secretary
            September 10, 2001